Exhibit 99.1

Contact: Investor Relations
804.289.9709	FOR IMMEDIATE RELEASE

Mark Eubanks Assumes Role of Brink’s President and CEO
Doug Pertz Appointed Executive Chairman of the Board

Company’s Previously Announced Appointments Effective May 6

RICHMOND, Va., May 9, 2022 – Effective May 6, Mark Eubanks assumed the role of president and chief executive officer at The Brink’s Company (NYSE:BCO), the global leader in total cash management, route-based secure logistics and payment solutions. Doug Pertz, who had served as president and CEO since 2016, was appointed executive chairman of the board.
Consistent with the previously announced transition plan, Mike Herling, who has served as chairman since 2016 and as a director since 2009, became the board’s independent lead director. Eubanks was also elected as a director by the company’s shareholders.

“It’s been a privilege to lead this iconic company as CEO for the last six years. Our team delivered outstanding results and created a strong base for our future strategy,” said Pertz. “Mark has a proven track record and personifies the values that are essential for a leader of this company, and I look forward to seeing the business continue to transform and thrive under his leadership.”
“Doug has been an incredible leader and positioned Brink’s for future success. I am honored to be his successor and build on this momentum,” said Eubanks. “I look forward to working with him, the board and the entire Brink’s team to pursue the growth opportunities before us. Our top priorities include operational excellence and innovation. We’ll also continue to strengthen our culture of results-driven execution and relentless customer focus.”

Eubanks joined Brink’s in September 2021 as part of the company’s previously announced CEO succession plan. Prior to joining Brink’s, Eubanks served as president, Europe, Middle East and Africa for Otis Worldwide Corporation (NYSE:OTIS), the world’s leading elevator and escalator manufacturing, installation and service company. Before joining Otis Worldwide, Eubanks was group president, electrical products for Eaton Corporation, with global responsibility for six operating divisions with total annual revenue of approximately $6 billion. Prior to that, he was president, Cooper Lighting, at Cooper Industries until 2015, when Cooper was acquired by Eaton. Eubanks earned his B.S., electrical engineering, from University of Florida and his MBA from Emory University.

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the global leader in total cash management, route-based secure logistics and payment solutions including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services), and international transportation of valuables. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our global network of operations in 53 countries serves customers in more than 100 countries. For more information, please visit our website at www.brinks.com or call 804-289-9709.

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